EXHIBIT 10.5

                         BARRETT BUSINESS SERVICES, INC.

                    SUMMARY OF COMPENSATION ARRANGEMENTS FOR

                             NON-EMPLOYEE DIRECTORS



            Pursuant to a resolution adopted by the Board of Directors of Barrett Business Services, Inc. (the "Company"), effective May 1, 2004, the Company's non-employee directors receive an annual retainer of $12,000 payable in cash in monthly installments of $1,000 and an annual grant on the date of the Company's annual meeting of stockholders of options to purchase 2,500 shares of the Company's common stock at an exercise price equal to the fair market value of the shares on the date of grant.